Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AdaptHealth Corp.:

We consent to the use of our reports dated March 16, 2021, except for Notes 2(a), 6, 11, 12 and 21, as to which the date is April 30, 2021, with respect to the consolidated financial statements of AdaptHealth Corp., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to a restatement of the 2020 and 2019 consolidated financial statements.

/s/ KPMG LLP

Philadelphia, Pennsylvania

June 28, 2021